Exhibit 5.2

October 2, 2018

ING Groep N.V.,

Bijlmerplein 888,

1102 MG Amsterdam,

P.O. Box 1800, 1000 BV,

Amsterdam, The Netherlands.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $1,500,000,000 aggregate principal amount of 4.100% Fixed Rate Senior Notes due 2023 (the “2023 Notes”), $1,250,000,000 aggregate principal amount of 4.550% Fixed Rate Senior Notes due 2028 (the “2028 Notes”) and $500,000,000 aggregate principal amount Floating Rate Senior Notes due 2023 (the “Floating Rate Notes” and, together with the 2023 Notes and the 2028 Notes, the “Securities”) of ING Groep N.V., a company organized under the laws of The Netherlands (the “Company”), issued in global form pursuant to the Senior Debt Securities Indenture, dated as of March 29, 2017 (the “Senior Debt Securities Indenture”) between the Company and The Bank of New York Mellon, London Branch, as Trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of October 2, 2018, (the “Supplemental Indenture” and, together with the Senior Debt Securities Indenture, the “Indenture”), we, as your United

ING Groep N.V.

States counsel, have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Issuer, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to Section 5.06(c) of the Senior Debt Securities Indenture, which is expressly stated to be governed by the laws of The Netherlands.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed, without independent verification, that (i) the Company has been duly incorporated and is an existing company organized under the laws of The Netherlands, (ii) each of the Supplemental Indenture and the Senior Debt Securities Indenture has been duly authorized, executed and delivered in accordance with the laws of The Netherlands and (iii) the Securities have been duly authorized, executed and delivered in accordance with the laws of The Netherlands. With respect to all matters of Dutch law, we note that you are being provided with the opinion, dated the date hereof, of Linklaters LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Linklaters LLP.

ING Groep N.V.

We have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimen examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Company’s Registration Statement on Form F-3 (File No. 333-227391) (the “Registration Statement”) or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference into the Registration Statement and to the reference to us under the heading “Validity of Notes” in the Prospectus Supplement, dated September 25, 2018, and under the heading “Validity of the Securities” in the Prospectus, dated September 18, 2018, pursuant to which the Securities are being offered for sale. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Sullivan & Cromwell LLP